SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                October 31, 2002


                              KANSAS CITY SOUTHERN
               (Exact name of company as specified in its charter)


          DELAWARE                     1-4717                 44-0663509
(State or other jurisdiction      (Commission file           (IRS Employer
      of incorporation)                  number)          Identification Number)


                427 West 12th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)


                Company's telephone number, including area code:
                                (816) 983 - 1303


                                 Not Applicable

          (Former name or former address if changed since last report)

Item 7.  Financial Statements and Exhibits

(c)              Exhibits

                 Exhibit No.            Document
                 (99)                   Additional Exhibits

                 99.1 Press Release issued by Kansas City Southern dated October 31, 2002 entitled, "Kansas City Southern Reports Third Quarter and Year to Date 2002 Earnings," is attached hereto as Exhibit 99.1

                 99.2 The following schedules are attached hereto as Exhibit 99.2 - Kansas City Southern Railway Operating Statements, Kansas City Southern Railway Carloadings by Commodity, Kansas City Southern Consolidated Balance Sheets




Item 9.  Regulation FD Disclosure

Kansas City Southern ("KCS" or "Company") is furnishing under Item 9 of this Current Report on Form 8-K the information included as Exhibit 99.1 and Exhibit
99.2 of this report. Exhibit 99.1 is the Company's press release, dated October 31, 2002, announcing KCS's third quarter and year to date 2002 earnings and operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's third quarter 2002 conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2, is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Kansas City Southern

Date: November 5, 2002                   By:         /s/  Louis G. Van Horn
                                                 ------------------------------
                                                        Louis G. Van Horn
                                                 Vice President and Comptroller
                                                 (Principal Accounting Officer)

EXHIBIT 99.1


Date:                 October 31, 2002

Media Contact:        William H. Galligan                816/983-1551
                      William.h.galligan@kcsr.com


Kansas City Southern Reports Third Quarter and Year to Date 2002 Earnings

Earnings Analysis & Commentary

Kansas City Southern ("KCS" or the "Company") reported net income of $10.6 million (17(cent) per diluted share) for the third quarter of 2002, a 17% increase from net income of $9.0 million (15(cent) per diluted share) reported for the third quarter of 2001. This increase resulted from a $5.6 million increase in other income, a $2.3 million increase in equity in earnings from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), a $1.9 million reduction in the income tax provision and a $1.7 million decline in interest expense. These factors were partially offset by a $9.8 million decrease in consolidated operating income in the third quarter of 2002 compared to the same period in 2001. As previously announced, in July 2002, KCS initiated a switch-over from its legacy system operating platform to a state- of-the-art Management Control System ("MCS"). Although the issues with the implementation of MCS have been largely resolved, the initial difficulties experienced by office and field personnel in transitioning to this new platform led to congestion issues and operating inefficiencies during the third quarter of 2002, which contributed to this decline in consolidated operating income.

For the nine months ended September 30, 2002, net income was $36.8 million (59(cent) per diluted share) compared to $19.6 million (32(cent) per diluted share) for the nine months ended September 30, 2001. This $17.2 million period to period increase resulted from a $12.3 million increase in other income, a $9.6 million decline in interest expense, a $4.4 million gain realized on the sale of Mexrail, Inc. ("Mexrail") to KCS's affiliate in Mexico, TFM, S.A. de C.V. ("TFM") and a $4.1 million increase in equity in earnings from Grupo TFM. These items were partially offset by an $8.3 million increase in the income tax provision, a $1.7 million increase in equity in losses from other unconsolidated affiliates and a $0.9 million decline in operating income. Additionally, net income for the nine months ended September 30, 2002 includes extraordinary debt retirement costs of $2.7 million (after-tax) associated with the early retirement of term debt in June 2002. Equity in earnings for 2001 reflects the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government. Additionally, net income for 2001 includes a $0.4 million charge relating to the implementation of Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, which is presented as a cumulative effect of an accounting change in 2001.

Diluted earnings per share information is as follows:


                                                                    Third Quarter                      Year to Date
                                                              ---------------------------       ----------------------------
                                                                 2002            2001              2002             2001
                                                              -----------     -----------       -----------      -----------

U.S. operations                                               $    0.08       $    0.10         $    0.39        $    0.17
Grupo TFM and PCRC (includes allocated interest)                   0.09            0.05              0.24             0.16
                                                              -----------     -----------       -----------      -----------

Income before extraordinary item and cumulative effect
 of accounting change                                              0.17            0.15              0.63             0.33
Extraordinary debt retirement costs, net of income taxes            -               -               (0.04)             -
Cumulative effect of accounting change, net of income taxes         -               -                 -              (0.01)
                                                              -----------     -----------       -----------      -----------
      Diluted earnings per share - Net income                 $    0.17       $    0.15         $    0.59        $    0.32
                                                              -----------     -----------       -----------      -----------

Third Quarter

For the third quarter of 2002, consolidated revenues declined $7.0 million and consolidated operating expenses increased $2.8 million compared to the third quarter of 2001, resulting in a $9.8 million decline in operating income quarter to quarter. These fluctuations resulted almost entirely from operating difficulties arising from the implementation of MCS, which contributed to higher costs and lower revenues at Kansas City Southern Railway Company ("KCSR"), the Company's principal subsidiary. These operating difficulties have been largely resolved and the operation of the railroad is rapidly returning to normal.

During the third quarter of 2002, KCSR experienced revenue growth in several commodity groups, including chemical and petroleum products, certain forest products and intermodal traffic compared to the third quarter of 2001, continuing the positive revenue trends noted for these commodities during the first half of 2002 and in spite of the MCS difficulties encountered this quarter. The increase in revenue for these shipments was driven by volume gains, increased length of haul and price improvements in key traffic lanes. Revenues for these commodities as well as certain other traffic would have improved even further, (approximately $4.5 million higher based on Company estimates) during the quarter, but were adversely affected by lower carloadings arising from MCS related congestion. The MCS implementation slowed the railroad as employees learned to respond to the data discipline demanded by this new system. These quarter to quarter revenue improvements were offset by comparatively lower revenues for coal, automotive and grain business. Coal revenues declined $6.7 million quarter to quarter primarily because of a rate reduction at a major customer, which took effect on January 1, 2002, as well as reduced volume associated with the expiration of another coal customer's contract effective April 1, 2002. Automotive revenues were $1.6 million lower due to the loss of certain business and grain revenues declined $1.5 million as a result of a comparatively weak export market quarter to quarter and MCS-related service issues. As a result, third quarter 2002 revenues for KCSR were $6.4 million lower than the comparable prior year quarter.

Third quarter 2002 costs and expenses for KCSR were $5.8 million higher compared to the prior year quarter resulting mostly from higher compensation and car hire costs, which increased as a direct result of the MCS implementation issues. Depreciation expense also increased due to the implementation of MCS. These factors contributed to a higher operating ratio for KCSR of 94.2% for the quarter ended September 30, 2002 compared to 85.9% for the same period in 2001.

The Company's equity in earnings from Grupo TFM increased approximately $2.3 million quarter to quarter. Exclusive of the results from Mexrail, which was consolidated into Grupo TFM effective April 1, 2002, third quarter 2002 Grupo TFM revenues declined approximately 3% compared to the third quarter of 2001. Operating expenses also declined approximately 4% quarter to quarter (under accounting principles generally accepted in the United States of America - "U.S. GAAP"). Third quarter 2002 results for Grupo TFM include a $14.2 million deferred tax benefit (calculated under U.S. GAAP) compared to a deferred tax benefit of $12.0 million in the third quarter of 2001. The variance in the deferred tax calculation of Grupo TFM is mostly attributable to fluctuations in the peso exchange rate and tax benefits derived from the impact of inflation in Mexico. The Company reports its equity in Grupo TFM under U.S. GAAP, while Grupo TFM reports under International Accounting Standards ("IAS").

Equity in losses from other unconsolidated affiliates were $0.7 million for the third quarter of 2002 compared to $0.6 million for the third quarter of 2001. For both periods, losses from the operations of the Panama Canal Railway Company ("PCRC") were partially offset by earnings from Southern Capital Corporation ("Southern Capital"). PCRC is currently not operating at full capacity due to delays in the completion of expansion at the port of Balboa in Panama. The Balboa port expansion is expected to be complete by the summer of 2003, at which time the revenues of PCRC are anticipated to increase, which should improve the financial performance of PCRC.

KCS's consolidated third quarter 2002 interest expense decreased $1.7 million from the prior year quarter as a result of slightly lower effective interest rates and lower overall debt balances. Other items affecting the Company's third quarter results include a pre-tax gain of approximately $4.9 million on the sale of the Company's interest in Wyandotte Garage Corporation, which is reflected in other income.

Year to Date

For the nine months ended September 30, 2002, consolidated operating income declined $0.9 million compared to the same period in 2001 as a result of a $13.8 million decrease in revenues, partially offset by lower operating expenses, which declined $12.9 million period to period. KCSR's year to date 2002 revenue dropped $10.1 million compared to year to date 2001, primarily as a result of lower coal and automotive revenue, partially offset by higher revenue for chemical and petroleum products, agriculture and minerals, paper and forest products and intermodal business. These revenue fluctuations resulted from trends similar to those discussed in the third quarter analysis, except for grain, which increased period to period on the strength of the export market in the first quarter of 2002. Revenue from other subsidiaries decreased approximately $3.7 million period to period due to demand driven volume declines. KCSR's year to date 2002 costs and expenses were $9.1 million lower than the prior year period due mostly to a decline in costs associated with compensation, fuel, car hire and casualties, partially offset by higher fringe benefit costs and depreciation expense. Despite the overall improvement in operating income, year to date operating results were adversely impacted by the MCS related congestion issues arising in the third quarter of 2002. KCSR's operating ratio was unchanged at 89.3% for each of the nine months ended September 30, 2002 and 2001.

The Company's equity in earnings from Grupo TFM increased approximately $4.1 million period to period. In 2001, however, equity in earnings reflected the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government. Exclusive of this 2001 income, KCS's year to date 2002 equity in earnings from Grupo TFM increased $13.2 million compared to same period last year. Exclusive of Mexrail's results for year to date 2002, Grupo TFM's revenues were essentially flat compared to year to date 2001 and operating expenses (under U.S. GAAP) were approximately 5% lower (exclusive of the 2001 reversion income). For the nine months ended September 30, 2002, Grupo TFM's results include a $53.1 million deferred tax benefit (calculated under U.S. GAAP) compared to a deferred tax expense of $12.6 million in the same period in 2001. This variance was caused by several factors, including a deferred tax expense recorded in 2001 related to the income from the line reversion, the weakening of the peso exchange rate, as well as tax benefits derived from the impact of Mexican inflation in 2002. The fluctuation in the peso exchange rate also contributed to a $14.4 million exchange loss for year to date 2002 compared to an exchange loss of $3.0 million for the same period in 2001.

Equity in losses from the Company's other unconsolidated affiliates increased to $1.9 million for the year to date 2002 compared to $0.2 million for the same period in 2001. In 2002, losses associated with PCRC were $2.9 million compared to $1.0 million in 2001. As mentioned in the third quarter analysis, in 2002 PCRC is not operating at full capacity as initially planned due to the delay in completion of the port expansion at Balboa. During 2001, losses were primarily related to the start-up of operations at PCRC. Additionally, the Company reported equity losses from Mexrail of $0.7 million in 2001 compared to essentially a break-even amount for 2002 prior to its sale to TFM. These losses were offset by equity earnings from Southern Capital of $1.0 million and $1.5 million for the nine months ended September 30, 2002 and 2001, respectively.

KCS's consolidated year to date interest expense decreased $9.6 million (22%) from the same prior year period as a result of lower interest rates and lower overall debt balances. Other items affecting the Company's year to date results include a gain of approximately $7.3 million on the sale of certain non-operating properties at a smaller subsidiary and a $4.9 million gain on the sale of Wyandotte Garage Corporation as discussed above. Both of these items are reported as other income. Additionally, the Company reported a $4.4 million gain on the sale of Mexrail as a separate item in the accompanying consolidated condensed statements of income.

During the second quarter of 2002, the Company refinanced approximately $200 million of term debt and other secured indebtedness using proceeds received from the private placement of $200 million of 7 1/2% senior notes due June 15, 2009 ("Note Offering"). In conjunction with the Note Offering, the Company amended and restated its credit agreement. KCS reported an extraordinary charge of $2.7 million (after-tax) related to this refinancing transaction. The Company's debt balance at the end of September 30, 2002 was $588.7 million compared to $684.8 million at September 30, 2001, a reduction of nearly $100 million over the past twelve months.

Outlook from the Chairman

Michael R. Haverty, KCS's Chairman, President and Chief Executive Officer said, "both the financial and operational performance of KCS during the third quarter did not follow the trends experienced during the first two quarters of 2002, due mostly to congestion related issues arising from the implementation of MCS in July 2002. These congestion issues had a negative impact on some revenues and certain costs during the third quarter. The struggling economy and a lower contractual rate for our major coal customer also adversely affected quarterly revenues. Despite these challenges, we continue to work diligently to improve our revenue base through targeted price improvements, longer hauls and volume increases and to enhance our cost structure through more efficient operations. Further, we have recently made progress at reducing congestion, and traffic flow on the railroad is substantially improved. In the long-term, the implementation of MCS will provide KCS with a superior management tool to both manage our railroad more effectively and better serve our customers.

The Company's important Mexican investment, Grupo TFM, continues to show why it's one of the leaders in the North American rail industry. Even during the tough economic environment in North America during 2002, Grupo TFM has been able to maintain its revenue base while continuing to maintain effective control over its cost structure, resulting in higher ongoing operating profits year to date. KCS's ownership percentage of Grupo TFM increased to approximately 46.6% on July 29, 2002 following completion of the purchase of the Mexican government's 24.6% ownership of Grupo TFM by TFM. We are excited about our increased ownership position in Grupo TFM, which we believe will lead to higher profitability for KCS for the foreseeable future.

As previously announced, a three-judge panel of the Court of the First Circuit in Mexico City has ruled in favor of Grupo TFM with respect to its Value Added Tax ("VAT") lawsuit. Although we must await the conclusion of the legal process, we are optimistic about the ultimate outcome of this matter and, upon final resolution, it is expected to provide both KCS and Grupo TMM with the opportunity to enhance and further grow the value of the investment in TFM and the NAFTA rail network. Because the legal process has not been finalized, KCS has not reflected the recovery of the VAT in its financial statements for the quarter and year to date periods ended September 30, 2002.

During the remainder of 2002, we will focus on improving our domestic operations under the newly implemented operating system to ensure that we are ready to take advantage of an economic recovery when it occurs, which we hope will be sometime in early 2003. We believe that our MCS technology is second to none in the industry and now that the operational difficulties are resolved in the field, we are poised to capitalize on this competitive advantage. We continue to strive toward reducing our operating ratio through improved revenues and cost control and are committed to taking the necessary actions to accomplish this task. Our long-term goal continues to be to maximize shareholder value through improved performance, and we are committed and focused to achieve this goal."

KCS is comprised of, among others, The Kansas City Southern Railway Company ("KCSR") and equity investments in Grupo TFM, Southern Capital Corporation ("Southern Capital") and Panama Canal Railway Company ("PCRC").

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Company's December 31, 2001 Form 10-K and the Current Report on Form 8-K dated December 11, 2001, each filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

                                                         KANSAS CITY SOUTHERN
                                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                             (dollars in millions, except per share data)
                                                             (Unaudited)


                                                                                Three Months                  Nine Months
                                                                            Ended September 30,           Ended September 30,
                                                                          -------------------------     -------------------------
                                                                            2002            2001          2002            2001
                                                                          ----------      ---------     ---------       ---------
     Revenues                                                             $   137.6       $  144.6      $  418.0        $  431.8
     Costs and expenses                                                       115.6          113.9         338.6           353.2
     Depreciation and amortization                                             15.8           14.7          45.3            43.6
                                                                          ----------      ---------     ---------       ---------
     Operating income                                                           6.2           16.0          34.1            35.0

     Equity in net earnings (losses) of unconsolidated affiliates:
      Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.
       (preliminary)                                                            9.8            7.5          27.6            23.5
      Other                                                                    (0.7)          (0.6)         (1.9)           (0.2)
     Gain on sale of Mexrail, Inc.                                                -              -           4.4               -
     Interest expense                                                         (11.5)         (13.2)        (33.3)          (42.9)
     Other income                                                               6.5            0.9          15.3             3.0
                                                                          ----------      ---------     ---------       ---------
     Income before income taxes, extraordinary item and
      Cumulative effect of accounting change                                   10.3           10.6          46.2            18.4
     Income tax provision (benefit)                                            (0.3)           1.6           6.7            (1.6)
                                                                          ----------      ---------     ---------       ---------
     Income before extraordinary item and cumulative effect of
      accounting change                                                        10.6            9.0          39.5            20.0
     Extraordinary item, net of income taxes                                      -              -          (2.7)              -
     Cumulative effect of accounting change, net of income taxes                  -              -             -            (0.4)
                                                                          ----------      ---------     ---------       ---------
     Net Income                                                           $    10.6       $    9.0      $   36.8        $   19.6
                                                                          =========       ========      ========        ========


     Per Share Data:

     Basic Weighted Average Common shares outstanding (in thousands)          60,481         58,656        60,123          58,442

     Basic Earnings (Loss) per Common share

            Income before extraordinary item and cumulative effect of
              accounting change                                             $   0.17        $  0.15       $  0.65         $  0.34
            Extraordinary item, net of income taxes                               -              -          (0.04)             -
            Cumulative effect of accounting change                                -              -             -            (0.01)
                                                                            =========       ========      ========        ========
     Net Income                                                             $   0.17        $  0.15       $  0.61         $  0.33
                                                                            =========       ========      ========        ========

     Diluted Weighted Average Common shares outstanding (in thousands)        62,453         61,171        62,213          60,934

     Diluted Earnings (Loss) per Common share

            Income before extraordinary item and cumulative effect of
             accounting change                                              $    0.17       $  0.15       $  0.63         $  0.33
            Extraordinary item, net of income taxes                              -              -           (0.04)            -
            Cumulative effect of accounting change                               -              -             -             (0.01)
                                                                            ---------       --------      --------        --------
     Net Income                                                             $   0.17        $  0.15       $  0.59         $  0.32
                                                                            =========       ========      ========        ========

EXHIBIT 99.2

Kansas City Southern Railway
Operating Statements
Dollars in Millions

                                         Third Quarter         Third Quarter               Year to Date          Year to Date
                                              2002                  2001                  Sept. 30, 2002        Sept. 30, 2001
                                        -----------------    -------------------        -------------------   --------------------
Revenues
    Freight Revenue                          $      87.3           $       87.0               $      264.0          $       253.4
    Intermodal and Automotive Revenue               14.0                   14.3                       43.4                   50.9
    Unit Coal Revenue                               23.7                   30.3                       72.9                   84.8
    Haulage Revenue                                  4.1                    3.4                       10.5                    9.6
    Other Revenue                                    7.2                    7.7                       22.1                   24.3
                                        -----------------    -------------------        -------------------   --------------------
      Total Revenues                               136.3                  142.7                      412.9                  423.0
                                        -----------------    -------------------        -------------------   --------------------

Operating Expenses
    Compensation                                    35.4                   33.5                      100.1                  101.1
    Fringe Benefits                                 14.9                   14.1                       43.8                   40.4
    Fuel                                             9.0                   11.5                       27.7                   35.3
    Material and Supplies                            7.1                    7.5                       22.8                   22.1
    Car Hire                                         5.6                    3.5                       14.9                   15.7
    Purchased Services                              14.3                   13.5                       37.7                   37.0
    Casualties & Insurance                           6.3                    5.8                       20.3                   27.6
    Other                                            3.8                    2.6                        8.2                    7.6
                                        -----------------    -------------------        -------------------   --------------------
      Net Operating Expenses                        96.4                   92.0                      275.5                  286.8
                                        -----------------    -------------------        -------------------   --------------------

Fixed Expenses
    Leases, Net                                     13.3                   13.6                       39.6                   40.9
    Depreciation                                    15.0                   13.7                       42.6                   40.7
    Taxes (Other Than Income)                        3.7                    3.3                       11.1                    9.5
                                        -----------------    -------------------        -------------------   --------------------
      Total Fixed Expenses                          32.0                   30.6                       93.3                   91.1
                                        -----------------    -------------------        -------------------   --------------------
    Total Expenses                                 128.4                  122.6                      368.8                  377.9
                                        -----------------    -------------------        -------------------   --------------------

Operating Income                              $      7.9           $       20.1               $       44.1           $       45.1
                                        =================    ===================        ===================   ====================


Kansas City Southern Railway
Carloadings By Commodity - Year To Date September 30,2002
Dollars in Thousands

         Carloadings                                                                     Revenue
        Year to Date                %                                                    Year to Date               %
------------------------------                                                   ----------------------------

    2002             2001         Change                                            2002            2001          Change
--------------   -------------   ---------                                       ------------   -------------   -----------
                                               Coal
     152,203          144,267        5.5%         Unit Coal                       $  72,907       $  84,836         (14.1)%
       3,153            3,726      (15.4)%        Other Coal                          1,748           2,120         (17.5)%
--------------   -------------                                                   ------------   -------------
     155,356          147,993        5.0%         Total                              74,655          86,956         (14.1)%
--------------   -------------                                                   ------------   -------------

                                               Chemical & Petroleum Products
        4,404           4,927      (10.6)%        Agri Chemicals                       3,173           3,913        (18.9)%
       10,671           8,404       27.0%         Gases                               10,469           7,674         36.4%
       16,839          16,779        0.4%         Organic                             17,474          16,864          3.6%
       15,153          14,594        3.8%         Inorganic                           16,296          15,373          6.0
       40,252          46,979      (14.3)%        Petroleum                           28,963          29,742         (2.6)%
       21,980          20,142        9.1%         Plastics                            21,758          20,257          7.4%
--------------   -------------                                                   ------------   -------------
      109,299         111,825       (2.3)%                    Total                   98,133          93,823          4.6%
--------------   -------------                                                   ------------   -------------

                                               Agriculture and Minerals
       34,641          35,809       (3.3)%        Domestic Grain                      24,634          24,569          0.3%
        9,782           8,471       15.5%         Export Grain                         7,027           5,595         25.6%
       20,762          19,766        5.0%         Food Products                       17,106          16,260          5.2
       16,399          17,951       (8.6)%        Ores and Minerals                    9,233           9,570         (3.5)%
       11,924          11,479        3.9%         Stone, Clay & Glass                  9,188           8,482          8.3%
--------------   -------------                                                   ------------   -------------
       93,508          93,476        0.0%                     Total                   67,188          64,476          4.2%
--------------   -------------                                                   ------------   -------------

                                               Paper & Forest Products
       65,608          63,248        3.7%         Pulp/Paper                          49,698          44,665         11.3%
        4,597           5,078       (9.5)%        Scrap Paper                          2,708           2,740         (1.2)%
       24,424          26,946       (9.4)%        Pulpwood/Logchips                   10,112          11,185         (9.6)%
       20,869          19,967        4.5%         Lumber/Plywood                      19,183          17,364         10.5%
       13,904          16,286      (14.6)%        Metal/Scrap                         11,487          12,622         (9.0)%
        5,425           5,625       (3.6)%        Military/Other Carloads              7,569           7,821         (3.2)%
--------------   -------------                                                   ------------   -------------
      134,827         137,150       (1.7)%                     Total                 100,757          96,397          4.5%
--------------   -------------                                                   ------------   -------------

                                               Intermodal & Automotive
       11,177          28,642      (61.0)%        Automotive                           7,800          17,783        (56.1)%
      202,427         192,042        5.4%         Intermodal                          35,545          33,137          7.3%
--------------   -------------                                                   ------------   -------------
      213,604         220,684       (3.2)%                     Total                  43,345          50,920         (14.9)
--------------   -------------                                                   ------------   -------------

      706,594         711,128       (0.6)%     TOTAL FOR BUSINESS UNITS              384,078         392,572         (2.2)%

       26,666          25,565        4.3%      Haulage                                10,531           9,644          9.2

      (4,934)         (7,028)       29.8%      Adjustments                            (3,815)         (3,481)        (9.6)%
--------------   -------------                                                   ------------   -------------

      728,326         729,665       (0.2)%                     TOTAL               $ 390,794       $ 398,735         (2.0)%
==============   =============                                                   ============   =============

Kansas City Southern Railway
Carloadings By Commodity - Third Quarter 2002
Dollars in Thousands

          Carloadings                                                                     Revenue
        Third Quarter               %                                                   Third Quarter               %
------------------------------                                                   ----------------------------

    2002             2001         Change                                            2002            2001          Change
--------------   -------------   ---------                                       ------------   -------------   -----------

                                                Coal
       49,108          51,953       (5.5)%        Unit Coal                        $  23,701       $  30,321        (21.8)%
        1,141           1,322      (13.7)%        Other Coal                             666             773        (13.8)%
--------------   -------------                                                  ------------   -------------
       50,249          53,275       (5.7)%                                            24,367          31,094        (21.6)%
--------------   -------------                                                  ------------   -------------

                                               Chemical & Petroleum Products
        1,191           1,336      (10.9)%        Agri Chemicals                         836           1,067        (21.6)%
        3,843           2,743       40.1%         Gases                                3,762           2,509         49.9%
        5,447           5,392        1.0%         Organic                              5,944           5,514          7.8%
        4,917           4,933       (0.3)%        Inorganic                            5,431           5,424          0.1%
       13,099          13,049        0.4%         Petroleum                            9,309           9,298          0.1%
        7,101           6,503        9.2%         Plastics                             7,179           6,605          8.7%
--------------   -------------                                                   ------------   -------------
       35,598          33,956        4.8%                     Total                   32,461          30,417          6.7%
--------------   -------------                                                   ------------   -------------

                                               Agriculture and Minerals
       10,376          11,313       (8.3)%        Domestic Grain                       7,467           8,120         (8.0)
        2,336           3,422      (31.7)%        Export Grain                         1,453           2,397        (39.4)%
        6,907           6,557        5.3%         Food Products                        5,678           5,609          1.2
        5,352           6,366      (15.9)%        Ores and Minerals                    3,052           3,276         (6.8)%
        4,123           3,923        5.1%         Stone, Clay & Glass                  3,154           2,906          8.5%
--------------   -------------                                                   ------------   -------------
       29,094          31,581       (7.9)%                    Total                   20,804          22,308         (6.7)%
--------------   -------------                                                   ------------   -------------

                                               Paper & Forest Products
       22,979          22,217        3.4%         Pulp/Paper                          17,732          16,230          9.3%
        1,671           1,658        0.8%         Scrap Paper                            978             968          1.0%
        7,320           9,214      (20.6)%        Pulpwood/Logs/Chips                  3,151           3,788        (16.8)%
        7,103           7,143       (0.6)%        Lumber/Plywood                       6,577           6,293          4.5%
        4,960           4,997       (0.7)%        Metal/Scrap                          3,945           3,892          1.4%
        1,926           2,250      (14.4)%        Military/Other carloads              2,294           3,392        (32.4)%
--------------   -------------                                                   ------------   -------------
       45,959          47,479       (3.2)%                     Total                  34,677          34,563          0.3%
--------------   -------------                                                   ------------   -------------

                                               Intermodal & Automotive
        1,696           4,899      (65.4)%        Automotive                           1,472           3,084        (52.3)%
       73,637          65,469       12.5%         Intermodal                          12,555          11,278         11.3%
--------------   -------------                                                   ------------   -------------
       75,333          70,368        7.1%                      Total                  14,027          14,362         (2.3)%
--------------   -------------                                                   ------------   -------------

      236,233         236,659       (0.2)%     TOTAL FOR BUSINESS UNITS              126,336         132,744         (4.8)%

        8,538           8,361        2.1%      Haulage                                 4,049           3,353         20.8%

       (1,411)         (2,031)      30.5%      Adjustments                            (1,275)         (1,129)       (12.9)%
--------------   -------------                                                   ------------   -------------

      243,360         242,989        0.2%                  TOTAL                   $ 129,110       $ 134,968         (4.3)%
==============   =============                                                   ============   =============

Kansas City Southern

                                                                                                       ------------------------
Consolidated Balance Sheets                                                                                  Preliminary
(Dollars in Millions)                                                                                  ------------------------


                                                                  September 30, 2002                      December 31, 2001
                                                                     (Unaudited)
Assets

  Cash                                                                      $       35.5                          $       24.7
  Accounts receivable                                                              112.3                                 130.0
  Inventories                                                                       35.3                                  27.9
  Other current assets                                                              38.3                                  71.8
                                                              ---------------------------              ------------------------
     Total current assets                                                          221.4                                 254.4

  Investments held for operating purposes                                          404.6                                 386.8
  Properties, net of depreciation                                                1,336.3                               1,327.4
  Other assets                                                                      33.4                                  42.3
                                                              ---------------------------              ------------------------
      Total assets                                                          $    1,995.7                          $    2,010.9
                                                              ===========================              ========================

Liabilities and Stockholders' Equity
  Current portion of long-term debt                                         $       10.0                          $       46.7
  Accounts payable                                                                  40.3                                  50.4
  Accrued liabilities                                                              168.9                                 160.4
                                                              ---------------------------              ------------------------
     Total current liabilities                                                     219.2                                 257.5

  Long-term debt                                                                   578.7                                 611.7
  Deferred income taxes                                                            374.3                                 370.2
  Other                                                                             93.9                                  91.2
  Stockholders' equity                                                             729.6                                 680.3
                                                              ---------------------------              ------------------------
    Total liabilities and stockholders' equity                              $    1,995.7                          $    2,010.9
                                                              ===========================              ========================
